Exhibit 99.1

For Information Contact:

Company Contact:

Jeff Unger, Investor Relations

(561) 514-0115

Andrew Bard, Weber Shandwick Worldwide

(212) 445-8368

Casual Male Retail Group, Inc. Reports Third Quarter Fiscal 2006

Breakeven Earnings, Excluding a Special Charge Loss

CANTON, MA, November 16, 2006 — Casual Male Retail Group, Inc. (NASDAQ/GM: “CMRG“), retail brand operator of Casual Male XL and Rochester Big & Tall, today reported its operating results for the third quarter and first nine months of fiscal 2006.

For the 13 week period ended October 28, 2006, the Company reported a net loss of $0.8 million, or $0.02 per diluted share, compared to a net loss of $2.8 million, or $0.08 per diluted share for the corresponding 13 week period ended October 29, 2005. The net loss for the third quarter of fiscal 2006 includes a charge of $1.2 million or $0.02 per diluted share from the early termination of employment contracts in the Rochester division. The net loss for the third quarter of fiscal 2005 would have been $0.05 per diluted share after adjusting for income taxes at a normalized tax rate.

For the nine months ended October 28, 2006, net income was $3.9 million, or $0.11 per diluted share, compared to a net loss of $2.7 million, or $0.08 per diluted share, for the nine months ended October 29, 2005. The net loss for the first nine months of fiscal 2005 would have been $0.05 per diluted share after adjusting for income taxes at a normalized tax rate.

During the fourth quarter of fiscal 2006, the Company plans to consolidate its Rochester Clothing division by closing its San Francisco offices and moving those operations to Casual Male’s corporate offices in Canton. In connection with those plans, during the third quarter of fiscal 2006, the Company terminated certain of its employment agreements and, accordingly, as disclosed above, incurred a charge of $1.2 million, or $0.02 diluted share. The prior year’s third quarter results included a benefit of $0.7 million, or $0.02 per diluted share, related to a class action settlement with Visa/MasterCard.

Previously, the Company reported that comparable store sales for the third quarter of 2006 increased by 13.0% when compared to the third quarter of fiscal 2005 and comparable store sales for the nine months ended October 28, 2006 increased by 9.7% when compared to the nine months of the prior year.

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), our above discussion refers to a normalized tax rate, which is a non-GAAP measure. The above discussion for the third quarter and nine months ended October 29, 2005 includes net loss per diluted share of $0.05 for both periods, assuming a normalized tax basis which reflects a 37.5% effective tax rate on pre-tax income(loss). The Company believes that the inclusion of this non-GAAP measure helps investors to gain a better understanding of the Company’s performance, especially when comparing fiscal 2006 results to fiscal 2005. However, this non-GAAP financial measure included in this press release is not meant to be considered superior to or as a substitute for results of operations prepared in accordance with GAAP. The following table shows the reconciliation of the net loss of $0.05 per diluted share for both the third quarter and nine months ended October 29, 2005, effected for the adjustment for normalized taxes:

	For the three months ended October 29, 2005		For the nine months ended October 29, 2005
(in millions, except for per share amounts)	Net Loss	Per Share	Net Loss	Per Share
Net loss, as reported	$(2.8)	$(0.08)	$(2.7)	$(0.08)
Income tax benefit, assuming normalized tax rate of 37.5%	$1.1	$0.03	1.0	0.03

Adjusted net loss, after normalized tax benefit	$(1.7)	$(0.05)	$(1.7)	$(0.05)
Weighted average shares outstanding - diluted		34.3		34.3

CMRG will host a conference call with security analysts beginning at 11:00 a.m. ET today, Thursday, November 16, 2006, to review the operating results for the third quarter ended October 28, 2006. The call is being web cast by CCBN and can be accessed at www.casualmale.com/investor. During the conference call the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with retail operations throughout the United States, Canada and London, England, operates 484 Casual Male XL stores, the Casual Male e-commerce site, Casual Male catalog business, 12 Casual Male at Sears-Canada stores, 25 Rochester Big & Tall stores and a direct-to-consumer business. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the

Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

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CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the nine months ended
	October 28, 2006	October 29, 2005	October 28, 2006	October 29, 2005
Sales	$106,851	$93,770	$321,517	$291,688
Cost of goods sold including occupancy	59,790	55,185	178,829	169,191

Gross profit	47,061	38,585	142,688	122,497

Expenses:
Selling, general and administrative	42,082	36,175	121,675	109,942
Provision for employment contract termination	1,200	—	1,200	—
Depreciation and amortization	3,624	3,131	10,314	9,106

Total expenses	46,906	39,306	133,189	119,048

Operating income (loss)	155	(721)	9,499	3,449

Other income (expense), net	—	—	1,112	—
Interest expense, net	(1,522)	(2,114)	(4,092)	(6,145)

Income (loss) before income taxes	(1,367)	(2,835)	6,519	(2,696)

Provision (benefit) for income taxes	(523)	—	2,575	—

Net income (loss)	$(844)	$(2,835)	$3,944	$(2,696)

Net income (loss) per share - basic	$(0.02)	$(0.08)	$0.11	$(0.08)
Net income (loss) per share - diluted	$(0.02)	$(0.08)	$0.11	$(0.08)

Weighted-average number of common shares outstanding:
Basic	34,393	34,345	34,665	34,288
Diluted	34,393	34,345	37,217	34,288

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

October 28, 2006 and January 28, 2006

(In thousands)

	October 28, 2006	January 28, 2006
ASSETS

Cash and investments	$7,185	$5,568
Assets held for sale (land and building)	—	26,629
Inventories	124,176	91,546
Other current assets	9,374	8,216
Property and equipment, net	56,976	51,273
Goodwill and other intangibles	93,142	89,618
Other assets	9,089	10,981

Total assets	$299,942	$283,831

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$69,059	$61,850
Notes payable	21,298	37,387
Long-term debt, net of current portion	94,749	95,437
Deferred gain	26,744	—
Stockholders’ equity	88,092	89,157

Total liabilities and stockholders’ equity	$299,942	$283,831

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